                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------

                        Computation of Earnings Per Share
                        ---------------------------------

Amounts in millions except per share amounts
(Table restated for two-for-one stock split effective May 21, 2004)

                                                                              Years Ended June 30
                                                                              -------------------
                                                     2000           2001           2002           2003           2004
                                                  ----------     ----------     ----------     ----------     ----------
BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                      $    3,542     $    2,922     $    4,352     $    5,186     $    6,481
Preferred dividends, net of tax benefit                  115            121            124            125            131
                                                  ----------     ----------     ----------     ----------     ----------
Net earnings available to common shareholders     $    3,427     $    2,801     $    4,228     $    5,061     $    6,350
                                                  ==========     ==========     ==========     ==========     ==========
Basic weighted average common
    shares outstanding                               2,626.4        2,600.7        2,594.8        2,593.2        2,580.1
                                                  ==========     ==========     ==========     ==========     ==========
Basic net earnings per common share               $     1.30     $     1.08     $     1.63     $     1.95     $     2.46
                                                  ==========     ==========     ==========     ==========     ==========
DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                      $    3,542     $    2,922     $    4,352     $    5,186     $    6,481
Deduct preferred dividend impact on
    funding of ESOP                                       18             15             12              9              4
                                                  ----------     ----------     ----------     ----------     ----------
Diluted net earnings                              $    3,524     $    2,907     $    4,340     $    5,177     $    6,477
                                                  ==========     ==========     ==========     ==========     ==========
Basic weighted average common
    shares outstanding                               2,626.4        2,600.7        2,594.8        2,593.2        2,580.1
Add potential effect of:
    Conversion of preferred shares (1)                 188.6          183.8          177.6          170.2          164.0
    Exercise of stock options (2)                       39.4           26.6           37.5           39.2           46.0
                                                  ----------     ----------     ----------     ----------     ----------
Diluted weighted average common
    shares outstanding                               2,854.4        2,811.1        2,809.9        2,802.6        2,790.1
                                                  ==========     ==========     ==========     ==========     ==========
Diluted net earnings per common share             $     1.23     $     1.03     $     1.54     $     1.85     $     2.32
                                                  ==========     ==========     ==========     ==========     ==========

(1) Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs pursuant to the repayment of the ESOP debt through 2021.

(2) Approximately 38 million in 2004, 66 million in 2003 and 72 million in 2002 of the Company's outstanding stock options were not included in the diluted net earnings per share calculation because to do so would have been antidilutive (i.e., the exercise price exceeded market value).